As filed with the Securities and Exchange Commission on May 8, 2009.
Registration No. 333-156568

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No 1 to
Form S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

STERLING FINANCIAL CORPORATION
(Exact name of registrant as specified in its charter)

WASHINGTON (State or other jurisdiction of incorporation or organization)	91-1572822 (I.R.S. Employer Identification No.)
111 North Wall Street
Spokane, Washington 99201
(509) 227-5389
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)
Andrew J. Schultheis, Secretary
Sterling Financial Corporation
111 North Wall Street
Spokane, Washington 99201
(509) 458-2884
(Name, address, including zip code, and telephone number, including area code, of agent for service)
Copies of communications to:
Andrew J. Schultheis, Esq.
Richard A. Repp, Esq.
Witherspoon, Kelley, Davenport & Toole, P.S.
1100 U.S. Bank Building
422 West Riverside Avenue
Spokane, Washington 99201
(509) 624-5265
Approximate Date of Commencement of Proposed Sale to the Public: From time to time after this registration statement becomes effective, subject to market conditions and other factors.
If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☑
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐
If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.   ☐
If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.   ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☑	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐
CALCULATION OF REGISTRATION FEE

Title of each class of		Proposed Maximum	Proposed Maximum
securities	Amount to be	Offering Price per	Aggregate Offering	Amount of
to be registered	Registered	Unit	Price	Registration Fee(4)
Fixed Rate Cumulative Perpetual Preferred Stock, Series A, par value $1.00 per share	303,000	$1,000 (1)	$303,000,000 (1)	$11,907
Warrant to Purchase Common Stock , and underlying shares of Common Stock (2)	6,437,677 (2)	$7.06 (3)	$45,449,999 (3)	$1,786
Total			$348,449,999	$13,694

(1)	Calculated in accordance with Rule 457(a) and includes such additional number of shares of Fixed Rate Cumulative Perpetual Preferred, Series A, of a currently indeterminable amount, as may from time to time become issuable by reason of stock splits, stock dividends or similar transactions.

(2)	In addition to the Fixed Rate Cumulative Perpetual Preferred Stock, Series A, there are being registered hereunder (a) a warrant for the purchase of 6,437,677 shares of common stock with an initial per share exercise price of $7.06 per share, (b) the 6,437,677 shares of common stock issuable upon exercise of such warrant and (c) such additional number of shares of common stock, of a currently indeterminable amount, as may from time to time become issuable by reason of stock splits, stock dividends and certain anti-dilution provisions set forth in such warrant, which shares of common stock are registered hereunder pursuant to Rule 416.

(3)	Calculated in accordance with Rule 457(i) with respect to the per share exercise price of the warrant of $7.06.

(4)	The Registration fee was previously paid with the initial filing of this Registration Statement on January 6, 2009.

          The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS
Fixed Rate Cumulative Preferred Stock, Series A
Warrant to Purchase 6,437,677 Shares of Common Stock
6,437,677 Shares of Common Stock
          This prospectus relates to the potential resale from time to time by selling security holders of some or all of the shares of our Fixed Rate Cumulative Perpetual Preferred Stock, Series A, a warrant to purchase 6,437,677 shares of common stock, and any shares of common stock issuable from time to time upon exercise of the warrant. In this prospectus, we refer to the shares of series A preferred stock (the “Preferred Stock”), the warrant (the “Warrant”) and the shares of common stock issuable upon exercise of the Warrant, collectively, as the Securities. The Preferred Stock and Warrant were originally issued by us pursuant to the Letter Agreement dated December 5, 2008, and the related Securities Purchase Agreement – Standard Terms, between us and the United States Department of the Treasury, which we refer to as the initial selling security holder or the “Treasury Department,” in a transaction exempt from the registration requirements of the Securities Act of 1933, as amended, or the Securities Act.
     The initial selling security holder and its successors, including transferees, which we collectively refer to as the selling security holders, may offer the securities from time to time directly or through underwriters, broker-dealers or agents and in one or more public or private transactions and at fixed prices, prevailing market prices, at prices related to prevailing market prices or at negotiated prices. If these securities are sold through underwriters, broker-dealers or agents, the selling security holders will be responsible for underwriting discounts or commissions or agents’ commissions.
     We will not receive any proceeds from the sale of securities by the selling security holders.
     The Preferred Stock is not listed on an exchange, and, unless requested by the initial selling security holder, we do not intend to list the Preferred Stock on any exchange.
          Our common stock is quoted on the Nasdaq Global Select Market under the symbol “STSA.” On December 24, 2008, the closing sales price of our common stock on the Nasdaq Global Select Market was $7.22 per share. You are urged to obtain current market quotations for our common stock.
          Our executive offices are located at 111 North Wall Street, Spokane, Washington 99201. You can also contact us by telephone at (509) 227-5389, or through our website at www.sterlingfinancialcorporation-spokane.com.
          Investing in our securities involves a high degree of risk. See the section “Risk Factors” in this prospectus, as well as in any supplements to this prospectus.
          Shares of our common stock and preferred stock are not savings or deposit accounts or other obligations of any of our bank or non-bank subsidiaries, and they are not insured by the Federal Deposit Insurance Corporation, the Bank Insurance Fund or any other governmental agency.
          Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.
The date of this prospectus is May 8, 2009.

ABOUT THIS PROSPECTUS
          This prospectus is part of a “shelf” registration statement that we have filed with the Securities and Exchange Commission, which we refer to as the “SEC.” Under this shelf registration, the selling security holders may, at any time and from time to time, offer and sell, in one or more offerings, the Securities described in this prospectus. The exhibits to our registration statement contain the text of certain contracts and other important documents we have summarized in this prospectus, in any prospectus supplement or in the documents incorporated by reference in this prospectus. Since these summaries may not contain all the information that you may find important in deciding whether to purchase the securities offered by the selling security holders, you should review the full text of these documents. The registration statement, the exhibits and the documents incorporated by reference can be obtained from the SEC as indicated under the heading “Where You Can Find More Information.”
          This prospectus only provides you with a general description of the securities. We may provide a prospectus supplement containing specific information about the terms of a particular offering by the selling security holders. The prospectus supplement may add, update or change information in this prospectus. You should read both this prospectus and any prospectus supplement together with the additional information described below under the heading “Where You Can Find More Information,” and “Information Incorporated by Reference.” If the information in this prospectus is inconsistent with a prospectus supplement, you should rely on the information in that prospectus supplement.
          You should rely only on the information contained in this prospectus, any prospectus supplement and the documents we have incorporated by reference. We will disclose any material changes in our affairs in an amendment to this prospectus, a prospectus supplement or a future filing with the Securities and Exchange Commission incorporated by reference in this prospectus. No person has been authorized to give any information or to make any representations other than those contained or incorporated in this prospectus and, if given or made, such information or representations must not be relied upon as having been authorized. This prospectus does not constitute an offer to sell or a solicitation of an offer to sell or to buy any securities other than those to which it relates, or an offer or solicitation with respect to those securities to which it relates to any persons in any jurisdiction where such offer or solicitation would be unlawful. The delivery of this prospectus at any time does not imply that the information contained or incorporated herein at its date is correct as of any time subsequent to its date.
          Unless specifically noted otherwise in this prospectus, references to “Sterling,” “we,” “us,” “our” and the “Company” are to Sterling Financial Corporation, a Washington corporation, and its subsidiaries.

FORWARD-LOOKING STATEMENTS
          This prospectus and the documents incorporated herein by reference include forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact are forward-looking statements for purposes of federal and state securities laws, including statements about anticipated future operating and financial performance, financial position and liquidity, growth opportunities and growth rates, pricing plans, acquisition and divestiture opportunities, business prospects, strategic alternatives, business strategies, regulatory and competitive outlook, investment and expenditure plans, financing needs and availability and other similar forecasts and statements of expectation and statements of assumptions underlying any of the foregoing. The words “aims,” “anticipates,” “believes,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “projects,” “seeks,” “should” and variations of these words and similar expressions are generally intended to identify these forward-looking statements. These forward-looking statements are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond Sterling’s control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. Forward-looking statements by us are based on estimates, projections, beliefs and assumptions of management and are not guarantees of future performance. Such forward-looking statements may be contained in this prospectus (and the documents incorporated by reference herein) under “Risk Factors,” or may be contained in our Annual Report on Form 10-K or in our Quarterly Reports on Form 10-Q under headings such as “Management’s Discussion and Analysis of Financial Conditions and Results of Operations” and “Business,” or in our Current Reports on Form 8-K, among other places.
          These forward-looking statements may also include statements that relate to or are dependent on estimates or assumptions relating to the prospects of continued loan and deposit growth, improved credit quality, the health of the capital markets, our de novo branching and acquisition efforts, and the economic conditions within our markets. These forward-looking statements involve numerous possible risks and uncertainties, many of which are beyond our control. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, among others, the following possibilities: (1) performance of bank and non-bank subsidiaries; (2) deterioration in general economic conditions or real estate markets, internationally, nationally or regionally; (3) legislative or regulatory changes adversely affecting fiscal and monetary policies and the businesses in which we engage; (4) changes in the interest rate environment reducing interest margins or increasing interest rate risk; (5) increased competitive pressure among financial services companies; (6) unfavorable conditions in the capital markets; (7) the occurrence of future terrorist acts; (8) difficulties in opening additional branches or integrating acquisitions; and (9) other risks detailed in reports filed by us with the Securities and Exchange Commission. Forward-looking statements speak only as of the date they are made, and we do not undertake to update forward-looking statements to reflect circumstances or events that occur after the date any forward-looking statements are made.
OUR BUSINESS
          Sterling Financial Corporation of Spokane, Washington, is the bank holding company for Sterling Savings Bank, a commercial bank, and Golf Savings Bank, a savings bank focused on single-family mortgage originations. Both banks are chartered by the State of Washington and insured by the Federal Deposit Insurance Corporation (“FDIC”). Sterling offers banking products and services, mortgage lending, construction financing and investment products to individuals, small businesses, commercial organizations and corporations. As of September 30, 2008, Sterling Financial Corporation had assets of $12.62 billion and operated more than 175 depository branches throughout Washington, Oregon, Idaho, Montana and California.
          Our executive offices are located at 111 North Wall Street, Spokane, Washington 99201. You can also contact us by telephone at (509) 227-5389, or through our website at www.sterlingfinancialcorporation-spokane.com. Information on our website is not incorporated by reference into, and is not a part of, this prospectus.
          For additional information about Sterling’s business, see Sterling’s annual and quarterly reports, and the other documents Sterling files with the SEC, which are incorporated into this registration statement by reference. See “Where You Can Find More Information.”

RISK FACTORS
          Investment in our securities involves a high degree of risk. You should carefully consider the risks described below, as well as in the section entitled “Risk Factors” in any prospectus supplement, in the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in our annual report on Form 10-K for the period ended December 31, 2008 and in our updates to those “Risk Factors” contained in our quarterly reports on Form 10-Q, as well as other information in this prospectus, any accompanying prospectus supplement, and any other documents or reports incorporated by reference herein, before purchasing any of our securities. Each of the risks described in these sections and documents could materially and adversely affect our business, financial condition, results of operations and prospects, and could result in a loss of your investment.
Risks Relating to Both the Series A Preferred Stock and Our Common Stock
The Series A Preferred Stock is equity and is subordinate to all of our existing and future indebtedness; regulatory and contractual restrictions may limit or prevent us from paying dividends on the Series A Preferred Stock and our common stock; and the Series A Preferred Stock places no limitations on the amount of indebtedness we and our subsidiaries may incur in the future.
     Shares of the Series A Preferred Stock are equity interests in Sterling and do not constitute indebtedness. As such, the Series A Preferred Stock, like our common stock, ranks junior to all indebtedness and other non-equity claims on Sterling with respect to assets available to satisfy claims on Sterling, including in a liquidation of Sterling. Additionally, unlike indebtedness where principal and interest would customarily be payable on specified due dates, preferred stock like the Series A Preferred Stock, as with our common stock, (1) dividends are payable only when, as and if authorized and declared by our Board of Directors and depend on, among other things, our results of operations, financial condition, debt service requirements, other cash needs and any other factors our Board of Directors deems relevant, and (2) as a Washington corporation, under Washington law we are subject to restrictions on payments of dividends out of lawfully available funds.
     As a bank holding company, Sterling’s ability to declare and pay dividends is dependent on certain federal regulatory considerations. Sterling is an entity separate and distinct from its principal subsidiaries, Sterling Savings Bank and Golf Savings Bank, and derives substantially all of its revenue in the form of dividends from those subsidiaries. Accordingly, Sterling is and will be dependent upon dividends from Sterling Savings Bank and Golf Savings Bank to pay the principal of and interest on its indebtedness, to satisfy its other cash needs and to pay dividends on the Series A Preferred Stock and its common stock. The ability of Sterling Savings Bank and Golf Savings Bank to pay dividends is subject to their ability to earn net income and to meet certain regulatory requirements. In the event the subsidiary banks are unable to pay dividends to Sterling, it may not be able to service its debt, pay its obligations or pay dividends on Sterling’s common stock or the Series A Preferred Stock. Also, Sterling’s right to participate in a distribution of assets upon a subsidiary’s liquidation or reorganization is subject to the prior claims of the subsidiary’s creditors.
     Sterling is also subject to certain contractual restrictions that could prohibit it from declaring or paying dividends or making liquidation payments on its common stock or the Series A Preferred Stock. See “If we defer payments of interest on our outstanding junior subordinated debentures or if certain defaults relating to those debentures occur, we will be prohibited from declaring or paying dividends or distributions on, and from making liquidation payments with respect to, the Series A Preferred Stock” below.
     In addition, the Series A Preferred Stock does not limit the amount of debt or other obligations we or our subsidiaries may incur in the future. Accordingly, we and our subsidiaries may incur substantial amounts of additional debt and other obligations that will rank senior to the Series A Preferred Stock or to which the Series A Preferred Stock will be structurally subordinated.
If we defer payments of interest on our outstanding junior subordinated debentures or if certain defaults relating to those debentures occur, we will be prohibited from declaring or paying dividends or distributions on, and from making liquidation payments with respect to, the Series A Preferred Stock and our common stock.

     As of December 31, 2008, we had outstanding approximately $245.3 million aggregate principal amount of junior subordinated debentures issued in connection with the sale of trust preferred securities by certain of our subsidiaries that are statutory business trusts. We have also guaranteed those trust preferred securities. There are currently ten separate series of these junior subordinated debentures outstanding, each series having been issued under a separate indenture and with a separate guarantee. Each of these indentures, together with the related guarantee, prohibits us, subject to limited exceptions, from declaring or paying any dividends or distributions on, or redeeming, repurchasing, acquiring or making any liquidation payments with respect to, any of our capital stock (including the Series A Preferred Stock and our common stock) at any time when (i) there shall have occurred and be continuing an event of default under such indenture or any event, act or condition that with notice or lapse of time or both would constitute an event of default under such indenture; or (ii) we are in default with respect to payment of any obligations under such guarantee; or (iii) we have deferred payment of interest on the junior subordinated debentures outstanding under that indenture. In that regard, we are entitled, at our option but subject to certain conditions, to defer payments of interest on the junior subordinated debentures of each series from time to time for up to five years.
     Events of default under each indenture generally consist of our failure to pay interest on the junior subordinated debentures outstanding under that indenture under certain circumstances, our failure to pay any principal of or premium on such junior subordinated debentures when due, our failure to comply with certain covenants under such indenture, and certain events of bankruptcy, insolvency or liquidation relating to us or, in the case of certain of these indentures, any of our “significant subsidiaries” (as defined) that is a depository institution.
     As a result of these provisions, if we were to elect to defer payments of interest on any series of junior subordinated debentures, or if any of the other events described in clause (i) or (ii) of the first paragraph of this risk factor were to occur, we would be prohibited from declaring or paying any dividends on the Series A Preferred Stock and our common stock, from repurchasing or otherwise acquiring any of the Series A Preferred Stock or our common stock, and from making any payments to holders of the Series A Preferred Stock or our common stock in the event of our liquidation, which would likely have a material adverse effect on the market value of the Series A Preferred Stock and our common stock. Moreover, without notice to or consent from the holders of the Series A Preferred Stock or our common stock, we may issue additional series of junior subordinated debentures in the future with terms similar to those of our existing junior subordinated debentures or enter into other financing agreements that limit our ability to purchase or to pay dividends or distributions on our capital stock, including our common stock.
The prices of the Series A Preferred Stock and our common stock may fluctuate significantly, and this may make it difficult for you to resell the Series A Preferred Stock and/or common stock when you want or at prices you find attractive.
     There currently is no market for the Series A Preferred Stock, and we cannot predict how the Series A Preferred Stock or our common stock will trade in the future. The market value of the Series A Preferred Stock and our common stock will likely continue to fluctuate in response to a number of factors including the following, most of which are beyond our control, as well as the other factors described in this “Risk Factors” section:

•	actual or anticipated quarterly fluctuations in our operating and financial results;

•	developments related to investigations, proceedings or litigation that involve us;

•	changes in financial estimates and recommendations by financial analysts;

•	dispositions, acquisitions and financings;

•	actions of our current shareholders, including sales of common stock by existing shareholders and our directors and executive officers;

•	fluctuations in the stock price and operating results of our competitors;

•	regulatory developments; and

•	developments related to the financial services industry.

     The market value of the Series A Preferred Stock and our common stock may also be affected by conditions affecting the financial markets in general, including price and trading fluctuations. These conditions may result in (i) volatility in the level of, and fluctuations in, the market prices of stocks generally and, in turn, the Series A Preferred Stock and our common stock and (ii) sales of substantial amounts of the Series A Preferred Stock or our common stock in the market, in each case that could be unrelated or disproportionate to changes in our operating performance. These broad market fluctuations may adversely affect the market value of the Series A Preferred Stock and our common stock.
There may be future sales of additional common stock or preferred stock or other dilution of our equity, which may adversely affect the market price of our common stock or the Series A Preferred Stock.
     Subject to approval by the holders of at least 66 2/3% of the shares of Series A Preferred Stock then outstanding, voting together as a separate class, we may issue additional preferred stock or other capital stock ranking senior to the Series A Preferred Stock, including any securities that are convertible into or exchangeable for, or that represent the right to receive, common stock or preferred stock or any substantially similar securities. The market value of our common stock or the Series A Preferred Stock could decline as a result of sales by us of a large number of shares of common stock or preferred stock or similar securities in the market or the perception that such sales could occur.

Risks Specific to the Series A Preferred Stock
An active trading market for the Series A Preferred Stock may not develop.
     The Series A Preferred Stock is not currently listed on any securities exchange and we do not anticipate listing the Series A Preferred Stock on an exchange unless we are requested to do so by the Treasury Department pursuant to the securities purchase agreement between us and the Treasury Department. There can be no assurance that an active trading market for the Series A Preferred Stock will develop, or, if developed, that an active trading market will be maintained. If an active market is not developed or sustained, the market value and liquidity of the Series A Preferred Stock may be adversely affected.
The Series A Preferred Stock may be junior in rights and preferences to our future preferred stock.
     Subject to approval by the holders of at least 66 2/3% of the shares of Series A Preferred Stock then outstanding, voting together as a separate class, we may issue preferred stock in the future with terms that are expressly senior to the Series A Preferred Stock. The terms of any such future preferred stock expressly senior to the Series A Preferred Stock may restrict dividend payments on the Series A Preferred Stock. For example, the terms of any such senior preferred stock may provide that, unless full dividends for all of our outstanding preferred stock senior to the Series A Preferred Stock have been paid for the relevant periods, no dividends will be paid on the Series A Preferred Stock, and no shares of the Series A Preferred Stock may be repurchased, redeemed, or otherwise acquired by us. This could result in dividends on the Series A Preferred Stock not being paid when contemplated. In addition, in the event of our liquidation, dissolution or winding-up, the terms of the senior preferred stock may prohibit us from making payments on the Series A Preferred Stock until all amounts due to holders of the senior preferred stock in such circumstances are paid in full.
Holders of the Series A Preferred Stock have limited voting rights.
     Unless and until we are in arrears on our dividend payments on the Preferred Stock for six dividend periods, whether or not consecutive, the holders of the Series A Preferred Stock will have no voting rights except with respect to certain fundamental changes in the terms of the Series A Preferred Stock and certain other matters and except as may be required by Washington law. If dividends on the Preferred Stock are not paid in full for six dividend periods, whether or not consecutive, the total number of positions on the Sterling Board of Directors will automatically increase by two and the holders of the Series A Preferred Stock, acting as a class with any other parity securities having similar voting rights, will have the right to elect two individuals to serve in the new director positions. This right and the terms of such directors will end when we have paid in full all accrued and unpaid dividends for all past dividend periods. See “Description of Series A Preferred Stock—Voting Rights.” Based on the current number of nine members of the Sterling Board of Directors, directors elected by the holders of the common stock would have a controlling majority of the board and would be able to take any action approved by them notwithstanding any objection by the directors elected by the holders of the Series A Preferred Stock.
If we are unable to redeem the Series A Preferred Stock after five years, the cost of this capital to us will increase substantially.
     If we are unable to redeem the Series A Preferred Stock prior to February 15, 2014, the cost of this capital to us will increase substantially on that date, from 5.0% per annum (approximately $15.2 million annually) to 9.0% per annum (approximately $27.3 million annually). See “Description of Preferred Stock, Series A—Dividends Payable On Shares of Series A Preferred Stock, and —Redemption.” Depending on our financial condition at the time, this increase in the annual dividend rate on the Series A Preferred Stock could have a material negative effect on our liquidity.
Risks Specific to the Common Stock
The securities purchase agreement between us and the Treasury Department limits our ability to pay dividends on and repurchase our common stock.
     The securities purchase agreement between us and the Treasury Department provides that prior to the earlier of (i) December 5, 2011 and (ii) the date on which all of the shares of the Series A Preferred Stock have been redeemed by us or transferred by the Treasury Department to third parties, we may not, without the consent of the Treasury Department, (a) increase the cash dividend on our common stock or (b) subject to limited exceptions, redeem, repurchase or otherwise acquire shares of our common stock or preferred stock other than the Series A Preferred Stock or trust preferred securities. In addition, we are unable to pay any dividends on our common stock unless we are current in our dividend payments on the Series A Preferred Stock. These restrictions, together with the potentially dilutive impact of the warrant described in the next risk factor, could have a negative effect on the value of our common stock. Moreover, holders of our common stock are entitled to receive dividends only when, as and if declared by our Board of Directors. Although we have historically paid cash dividends on our common stock, we are not required to do so and our Board of Directors could reduce or eliminate our common stock dividend in the future.

The Series A Preferred Stock impacts net income available to our common shareholders and earnings per common share and the warrant we issued to the Treasury Department may be dilutive to holders of our common stock.
     The dividends declared on the Series A Preferred Stock will reduce the net income available to common shareholders and our earnings per common share. The Series A Preferred Stock will also receive preferential treatment in the event of liquidation, dissolution or winding up of Sterling. Additionally, the ownership interest of the existing holders of our common stock will be diluted to the extent the warrant we issued to the Treasury Department in conjunction with the sale to the Treasury Department of the Series A Preferred Stock is exercised. The shares of common stock underlying the warrant represent approximately 10.9% of our common stock outstanding as of May 1, 2009 (including the shares issuable upon exercise of the warrant in total shares outstanding). Although the Treasury Department has agreed not to vote any of the shares of common stock it receives upon exercise of the warrant, a transferee of any portion of the warrant or of any shares of common stock acquired upon exercise of the warrant is not bound by this restriction.
The federal banking laws limit the ownership of our common stock.
     Because we are a bank holding company, purchasers of 10% or more of our common stock may be required to obtain approvals under the Change in Bank Control Act of 1978, as amended, or Bank Holding Company Act of 1956, as amended (and in certain cases such approvals may be required at a lesser percentage of ownership). Specifically, under regulations adopted by the Federal Reserve, (a) any other bank holding company may be required to obtain the approval of the Federal Reserve to acquire or retain 5% or more of the common stock and (b) any person other than a bank holding company may be required to obtain the approval of the Federal Reserve to acquire or retain 10% or more of the common stock.
RATIOS OF EARNINGS TO FIXED CHARGES AND PREFERRED DIVIDENDS
     The following table sets forth the consolidated ratio of earnings to combined fixed charges and preferred stock dividends:

		For the Years Ended December 31,
	March 31, 2009	2008	2007	2006	2005	2004	2003
Ratio of earnings to fixed charges:
Including deposit interest	*	*	1.33	1.37	1.52	1.67	1.59
Excluding deposit interest	*	*	1.98	2.02	2.11	2.18	1.99

*	Earnings to fixed charges and preferred dividends were a deficiency of $25.2 million for the three months ended March 31, 2009, and $412.6 million for the year ended December 31, 2008.

Ratios were derived from our annual reports on Form 10-K for the years ended December 31, 2008, 2007, 2006, 2005 and 2004, and our quarterly report on Form 10-Q for the three months ended March 31, 2009. The ratio of earnings to fixed charges and preferred stock dividends were computed by dividing earnings as adjusted, by fixed charges and, where applicable, preferred dividends. For this purpose, earnings consist of income from continuing operations before taxes, fixed charges and preferred dividends. Fixed charges consist of interest expense on borrowings, including and excluding deposits, and imputed interest expense on operating leases. Prior to December 5, 2008, Sterling had no shares of preferred stock outstanding.
USE OF PROCEEDS
          We will not receive any proceeds from any sale of the Securities by the selling security holders.
SELLING SECURITY HOLDERS
          On December 5, 2008, we issued the Securities covered by this prospectus to the United States Department of the Treasury, which is the initial selling security holder under this prospectus, in a transaction exempt from the registration requirements of the Securities Act. The initial selling security holder, or its successors, including transferees, pursuant to this prospectus or a supplement to this prospectus, may from time to time offer and sell any or all of the Securities they own, and/or exercise the Warrant they own. The Securities to be offered under this prospectus for the account of the selling security holders are:

•	303,000 shares of Fixed Rate Cumulative Perpetual Preferred Stock, Series A, representing beneficial ownership of 100% of the shares of Series A preferred stock outstanding on the date of this prospectus; and

•	a warrant to purchase 6,437,677 shares of our common stock, representing beneficial ownership of approximately 6.4% of our authorized common stock as of December 24, 2008.

•	6,437,677 shares of our common stock issuable upon exercise of the warrant, which shares, if issued, would represent ownership of approximately 6.4% of our common stock as of December 24, 2008.
          For purposes of this prospectus, we have assumed that, after completion of the offering, none of the securities covered by this prospectus will be held by the selling security holders.
          Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the securities. To our knowledge, the initial selling security holder has sole voting and investment power with respect to the securities.
          We do not know when or in what amounts the selling security holders may offer the Securities for sale. The selling security holders might not sell any or all of the Securities offered by this prospectus. Because the selling security holders may offer all or some of the Securities pursuant to this offering, and because currently no sale of any of the Securities is subject to any agreements, arrangements or understandings, we cannot estimate the number of the Securities that will be held by the selling security holders after completion of the offering.
          Other than with respect to the acquisition of the Securities, the initial selling security holder has not had a material relationship with us.
          Information about the selling security holders may change over time and changed information will be set forth in supplements to this prospectus if and when necessary.
REGULATORY CONSIDERATIONS
     As a bank holding company under the Bank Holding Company Act of 1956, Sterling is subject to regulation, supervision and examination by the Federal Reserve. For a discussion of elements of the regulatory framework applicable to bank holding companies and their subsidiaries, please refer to our Annual Report on Form 10-K for the fiscal year ended December 31, 2008 and the other documents incorporated herein by reference as described under “Where You Can Find More Information.” This regulatory framework is intended primarily for the protection of depositors and the federal deposit insurance fund and not for the protection of security holders, including holders of our common stock and the Series A Preferred Stock. As a result of this regulatory framework, our results of operations and financial condition are affected by actions of the Federal Reserve, the FDIC, which insures the deposits of our banking subsidiaries within certain limits, and the Washington State Department of Financial Institutions, Division of Banks, which regulates Sterling Savings Bank and Golf Savings Bank.
     Our ability to pay dividends on the Series A Preferred Stock and our common stock depends primarily on dividends we receive from Sterling Savings Bank and Golf Savings Bank. Under federal regulations, the dollar amount of dividends the subsidiary banks may pay depends upon their capital position and recent net income. Generally, if a subsidiary bank satisfies its regulatory capital requirements, it may make dividend payments up to the limits prescribed under state law and FDIC regulations.
     Under Washington law, Sterling is also prohibited from paying a dividend if, after making such dividend payment, it would be unable to pay its debts as they become due in the usual course of business, or if its total liabilities, plus the amount that would be needed, in the event Sterling were to be dissolved at the time of the dividend payment, to satisfy preferential rights on dissolution of holders of preferred stock ranking senior in right of payment to the capital stock on which the applicable distribution is to be made exceed our total assets. Sterling must also maintain required capital levels of a bank holding company before it may pay dividends on its stock.
     There are also numerous other governmental requirements and regulations that affect our business activities. Depository institutions, like Sterling Savings Bank and Golf Savings Bank, are affected by various federal laws, including those relating to consumer protection and similar matters. Our subsidiaries may also be subject to other laws and regulations of the federal government or the various states in which they are authorized to do business. A change in applicable statutes, regulations or regulatory policy may have a material effect on our business and on our ability to pay dividends on our common stock and the Series A Preferred Stock.
     In addition to the foregoing regulatory restrictions, we are and may in the future become subject to contractual restrictions that would limit or prohibit us from paying dividends on our common stock, including those described under “Risk Factors—Risks Relating to Both the Series A Preferred Stock and Our Common Stock-If we defer payments of interest on our outstanding junior subordinated debentures or if certain defaults relating to those debentures occur, we will be prohibited from declaring or paying dividends or distributions on, and from making liquidation payments with respect to, the Series A Preferred Stock or our common stock” and “Description of Preferred Stock, Series A — Priority of Dividends.”
PLAN OF DISTRIBUTION
          The selling security holders and their successors, including their transferees, may sell the securities directly to purchasers or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions from the selling security holders or the purchasers of the Securities. These discounts, concessions or commissions as to any particular underwriter, broker-dealer or agent may be in excess of those customary in the types of transactions involved.
          The Securities may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at varying prices determined at the time of sale or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions:
•	on any national securities exchange or quotation service on which the Preferred Stock or the common stock may be listed or quoted at the time of sale, including, as of the date of this prospectus, the Nasdaq Global Select Market in the case of the common stock;

•	in the over-the-counter market;

•	in transactions otherwise than on these exchanges or services or in the over-the-counter market; or

•	through the writing of options, whether the options are listed on an options exchange or otherwise.
          In addition, any securities that qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus.

          In connection with the sale of the Securities or otherwise, the selling security holders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the common stock issuable upon exercise of the Warrant in the course of hedging the positions they assume. The selling security holders may also sell short the common stock issuable upon exercise of the Warrant and deliver common stock to close out short positions, or loan or pledge the Preferred Stock or the common stock issuable upon exercise of the Warrant to broker-dealers that in turn may sell these securities.
          The aggregate proceeds to the selling security holders from the sale of the Securities will be the purchase price of the Securities less discounts and commissions, if any.
          In effecting sales, broker-dealers or agents engaged by the selling security holders may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the selling security holders in amounts to be negotiated immediately prior to the sale.
          In offering the Securities covered by this prospectus, the selling security holders and any broker-dealers who execute sales for the selling security holders may be deemed to be “underwriters” within the meaning of Section 2(a)(11) of the Securities Act in connection with such sales. Any profits realized by the selling security holders and the compensation of any broker-dealer may be deemed to be underwriting discounts and commissions. Selling security holders who are “underwriters” within the meaning of Section 2(a)(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act and may be subject to certain statutory and regulatory liabilities, including liabilities imposed pursuant to Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Securities Exchange Act of 1934, or the Exchange Act.
          In order to comply with the securities laws of certain states, if applicable, the Securities must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.
          The anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of Securities pursuant to this prospectus and to the activities of the selling security holders. In addition, we will make copies of this prospectus available to the selling security holders for the purpose of satisfying the prospectus delivery requirements of the Securities Act, which may include delivery through the facilities of the Nasdaq Global Select Market pursuant to Rule 153 under the Securities Act.
          At the time a particular offer of securities is made, if required, a prospectus supplement will set forth the number and type of securities being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.
          We do not intend to apply for listing of the Preferred Stock on any securities exchange or for inclusion of the Preferred Stock in any automated quotation system unless requested by the initial selling shareholder. No assurance can be given as to the liquidity of the trading market, if any, for the Preferred Stock.
          We have agreed to indemnify the selling security holders against certain liabilities, including certain liabilities under the Securities Act. We have also agreed, among other things, to bear substantially all expenses (other than underwriting discounts and selling commissions) in connection with the registration and sale of the securities covered by this prospectus.
DESCRIPTION OF PREFERRED STOCK, SERIES A
          The following is a brief description of the terms of the Preferred Stock that may be resold by the selling security holders. This summary does not purport to be complete in all respects. This description is subject to and qualified in its entirety by reference to our Restated Articles of Incorporation, as amended, including the Articles of Amendment to the Restated Articles of Incorporation with respect to the Preferred Stock, copies of which have been filed with the SEC as Exhibit 3.1 to Sterling’s current report on Form 8-K filed on December 8, 2009 and are also available upon request from us.

General
          Under our Restated Articles of Incorporation, as amended, we have authority to issue up to 303,000 shares of Preferred Stock of Sterling designated as Fixed Rate Cumulative Perpetual Preferred Stock, Series A, par value one dollar ($1.00) per share. All of said Preferred Shares were issued to the initial selling security holder in a transaction exempt from the registration requirements of the Securities Act. The issued and outstanding shares of Preferred Stock are validly issued, fully paid, and non assessable.
Dividends Payable On Shares of Series A Preferred Stock
          Holders of shares of the series A preferred stock are entitled to receive if, as and when declared by our board of directors or a duly authorized committee of the board, out of assets legally available for payment, cumulative cash dividends at a rate per annum of 5% per share on a liquidation preference of $1,000 per share of series A preferred stock with respect to each dividend period from December 5, 2008 to, but excluding, February 15, 2014. From and after February 15, 2014, holders of shares of series A preferred stock are entitled to receive cumulative cash dividends at a rate per annum of 9% per share on a liquidation preference of $1,000 per share of series A preferred stock with respect to each dividend period thereafter.
          Dividends are payable quarterly in arrears on each February 15, May 15, August 15 and November 15, (each a “dividend payment date”), starting with February 15, 2009. If any dividend payment date is not a business day, then the next business day will be the applicable dividend payment date, and no additional dividends will accrue as a result of the applicable postponement of the dividend payment date. Dividends payable during any dividend period are computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends payable with respect to the series A preferred stock are payable to holders of record of shares of series A preferred stock on the date that is 15 calendar days immediately preceding the applicable dividend payment date or such other record date as the board of directors or any duly authorized committee of the board determines, so long as such record date is not more than 60 nor less than 10 days prior to the applicable dividend payment date.
          If we determine not to pay any dividend or a full dividend with respect to the series A preferred stock, we are required to provide written notice to the holders of shares of series A preferred stock prior to the applicable dividend payment date.
          We are subject to various regulatory policies and requirements relating to the payment of dividends, including requirements to maintain adequate capital above regulatory minimums. The Board of Governors of the Federal Reserve System, or the Federal Reserve Board, is authorized to determine, under certain circumstances relating to the financial condition of a bank holding company, such as us, that the payment of dividends would be an unsafe or unsound practice and to prohibit payment thereof. In addition, we are subject to Washington state laws relating to the payment of dividends.
Priority of Dividends
          The Preferred Stock ranks pari passu with or senior to all other series or classes of preferred stock, whether or not issued or outstanding, with respect to the payment of dividends and the distribution of assets in the event of our dissolution, liquidation or winding up.
          So long as any share of Preferred Stock remains outstanding, we are generally not permitted to declare or pay dividend or distribution on the common stock or any other shares of junior stock (other than dividends payable solely in shares of common stock) or Parity Stock, and no common stock, junior stock or parity stock shall be, directly or indirectly, purchased, redeemed or otherwise acquired for consideration by us or any of our subsidiaries unless all accrued and unpaid dividends for all past dividend periods, including the latest completed dividend period, on all outstanding shares of Preferred Stock have been or are contemporaneously declared and paid in full. The following exceptions, however, are permissible:
•	purchases, redemptions or other acquisitions of our common stock or other junior stock in connection with the administration of our employee benefit plans in the ordinary course of business pursuant to a publicly announced repurchase plan up to the increase in diluted shares outstanding resulting from the grant, vesting or exercise of equity-based compensation;
•	purchases or other acquisitions by broker-dealer subsidiaries of Sterling solely for the purpose of market-making, stabilization or customer facilitation transactions in junior stock or parity stock in the ordinary course of its business;

•	purchases or other acquisitions by broker-dealer subsidiaries of Sterling for resale pursuant to an offering by Sterling of our stock that is underwritten by the related broker-dealer subsidiary;

•	any dividends or distributions of rights or junior stock in connection with any shareholders’ rights plan or repurchases of rights pursuant to any shareholders’ rights plan;

•	acquisition of record ownership of junior stock or parity stock for the beneficial ownership of any other person who is not Sterling or a subsidiary of Sterling, including as trustee or custodian; and

•	the exchange or conversion of junior stock for or into other junior stock or of parity stock for or into other parity stock or junior stock but only to the extent that such acquisition is required pursuant to binding contractual agreements entered into before December 5, 2008 or any subsequent agreement for the accelerated exercise, settlement or exchange thereof for common stock.
          If we repurchase shares of the Preferred Stock from a holder other than the initial selling securityholder, we must offer to repurchase a ratable portion of the series preferred stock then held by the initial selling securityholder.
          On any dividend payment date for which full dividends are not paid, or declared and funds set aside therefor, on the Preferred Stock and any other parity stock, all dividends paid or declared for payment on that dividend payment date (or, with respect to parity stock with a different dividend payment date, on the applicable dividend date therefor falling within the dividend period and related to the dividend payment date for the Preferred Stock), with respect to the Preferred Stock and any other parity stock shall be declared ratably among the holders of any such shares who have the right to receive dividends, in proportion to the respective amounts of the undeclared and unpaid dividends relating to the dividend period.
          Subject to the foregoing, such dividends (payable in cash, stock or otherwise) as may be determined by our board of directors (or a duly authorized committee of the board) may be declared and paid on our common stock and any other stock ranking equally with or junior to the Preferred Stock from time to time out of any funds legally available for such payment, and the Preferred Stock shall not be entitled to participate in any such dividend.
Redemption
          The Preferred Stock may not be redeemed prior to February 15, 2012 unless we have received aggregate gross proceeds from one or more qualified equity offerings (as described below) equal to $75,750,000, which equals 25% of the aggregate liquidation amount of the Preferred Stock on the date of issuance. In such a case, we may redeem the Preferred Stock, subject to the approval of FDIC, in whole or in part, upon notice as described below, up to a maximum amount equal to the aggregate net cash proceeds received by us from such qualified equity offerings. A “qualified equity offering” is a sale and issuance for cash by us, to persons other than Sterling or its subsidiaries after December 5, 2008, of shares of perpetual preferred stock, common stock or a combination thereof, that in each case qualify as tier 1 capital of Sterling at the time of issuance under the applicable risk-based capital guidelines of the FDIC. Qualified equity offerings do not include issuances made in connection with acquisitions, issuances of trust preferred securities and issuances of common stock and/or perpetual preferred stock made pursuant to agreements or arrangements entered into, or pursuant to financing plans that were publicly announced, on or prior to October 13, 2008.
          Notwithstanding the foregoing, the American Recovery and Reinvestment Act of 2009 (“ARRA”), which was signed into law on February 17, 2009, provides that the Secretary of the Treasury shall permit, subject to consultation with the recipient’s appropriate federal banking agency, a recipient of funds under the Treasury’s Capital Purchase Program (the “CPP”) to repay such assistance previously provided under the CPP, without regard to whether the recipient has replaced such funds from any other source or to any waiting period. ARRA further provides that when the recipient repays such assistance, the Secretary of the Treasury shall liquidate the warrants associated with the assistance at the current market price. Although the Treasury Department has not yet issued any regulations or any other guidance as of the date of this prospectus as to how this new provision of the ARRA will be implemented, it appears that ARRA will permit us, if we so elect and following consultation with the Federal Reserve and the FDIC, to redeem the series A perpetual preferred stock at any time without restriction.
          After February 15, 2012, the Preferred Stock may be redeemed at any time, subject to the approval of the Federal Reserve and the FDIC, in whole or in part, subject to notice as described below.

          In any redemption, the redemption price is an amount equal to the per share liquidation amount of $1,000 per share plus accrued and unpaid dividends to but excluding the date of redemption.
          The Preferred Stock will not be subject to any mandatory redemption, sinking fund or similar provisions. Holders of shares of the Preferred Stock have no right to require the redemption or repurchase of the Preferred Stock.
          If fewer than all of the outstanding shares of the Preferred Stock are to be redeemed, the shares to be redeemed will be selected either pro rata from the holders of record of shares of the Preferred Stock in proportion to the number of shares held by those holders or in such other manner as our board of directors or a committee thereof may determine to be fair and equitable.
          We will mail notice of any redemption of the Preferred Stock by first class mail, postage prepaid, addressed to the holders of record of the shares of the Preferred Stock to be redeemed at their respective last addresses appearing on our books. This mailing will be at least 30 days and not more than 60 days before the date fixed for redemption. Any notice mailed or otherwise given as described in this paragraph will be conclusively presumed to have been duly given, whether or not the holder receives the notice, and failure duly to give the notice by mail or otherwise, or any defect in the notice or in the mailing or provision of the notice, to any holder of the Preferred Stock designated for redemption will not affect the redemption of any other the Preferred Stock. Each notice of redemption will set forth the applicable redemption date, the redemption price, the place where shares of the Preferred Stock are to be redeemed, and the number of shares of the Preferred Stock to be redeemed (and, if less than all shares of the Preferred Stock held by the applicable holder, the number of shares to be redeemed from the holder).
          Shares of the Preferred Stock that are redeemed, repurchased or otherwise acquired by us will revert to authorized but unissued shares of our preferred stock.
Liquidation Rights
          In the event that we voluntarily or involuntarily liquidate, dissolve or wind up our affairs, holders of the Preferred Stock will be entitled to receive an amount per share, referred to as the total liquidation amount, equal to the fixed liquidation preference of $1,000 per share, plus any accrued and unpaid dividends, whether or not declared, to the date of payment. Holders of the Preferred Stock will be entitled to receive the total liquidation amount out of our assets that are available for distribution to shareholders, after payment or provision for payment of our debts and other liabilities but before any distribution of assets is made to holders of our common stock or any other shares ranking, as to that distribution, junior to the Preferred Stock.
          If our assets are not sufficient to pay the total liquidation amount in full to all holders of the Preferred Stock and all holders of any shares of outstanding parity stock, the amounts paid to the holders of the Preferred Stock and other shares of parity stock will be paid pro rata in accordance with the respective total liquidation amount for those holders. If the total liquidation amount per share of the Preferred Stock has been paid in full to all holders of the Preferred Stock and other shares of parity stock, the holders of our common stock or any other shares ranking, as to such distribution, junior to the Preferred Stock will be entitled to receive all of our remaining assets according to their respective rights and preferences.
          For purposes of the liquidation rights, neither the sale, conveyance, exchange or transfer of all or substantially all of our property and assets, nor the consolidation or merger by us with or into any other corporation or by another corporation with or into us, will constitute a liquidation, dissolution or winding-up of our affairs.
Voting Rights
          Except as indicated below or otherwise required by law, the holders of Preferred Stock shall not have any voting rights.
          Election of Two Directors upon Non-Payment of Dividends. Whenever dividends payable on the shares of Preferred Stock have not been paid for an aggregate of six quarterly dividend periods or more, whether or not consecutive, the authorized number of directors then constituting our board shall be automatically increased by two and the holders of Preferred Stock, together with the holders of any outstanding parity stock with like voting rights, referred to as voting parity stock, voting as a single class, will be entitled to elect the two additional members of our board of directors, referred to as the Preferred Stock Directors, at the next annual meeting (or at a special meeting called for the purpose of electing the Preferred Stock Directors prior to the next annual meeting) and at each subsequent annual meeting until all accrued and unpaid dividends for all past dividend periods have been paid in full. The election of any Preferred Stock Directors shall be subject to the condition that the election would not cause us to violate any corporate governance requirements of any securities exchange or other trading facility on which our securities may then be listed or traded, that listed or traded companies must have a majority of independent directors.
          Upon the termination of the right of the holders of Preferred Stock and voting parity stock to vote for Preferred Stock Directors, as described above, the Preferred Stock Directors will immediately cease to be qualified as directors, their term of office shall terminate immediately and the number of authorized directors of Sterling will be reduced by the number of Preferred Stock Directors that the holders of Preferred Stock and voting parity stock had been entitled to elect. The holders of a majority of the Preferred Stock and voting parity stock shares, voting as a class, may remove any Preferred Stock Director, with or without cause, and the holders of a majority of the Preferred Stock and voting parity stock shares, voting as a class, may fill any vacancy created by the removal of a Preferred Stock Director. If the office of a Preferred Stock Director becomes vacant for any other reason, the remaining Preferred Stock Director may choose a successor to fill such vacancy for the remainder of the unexpired term.
          Other Voting Rights. So long as any shares of Preferred Stock are outstanding, in addition to any other vote or consent of shareholders required by law or by the Restated Articles of Incorporation, as amended, the vote or consent of the holders of at least 66 2/3% of the shares of Preferred Stock at the time outstanding, voting as a separate class, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, shall be necessary for effecting or validating:
•	Any amendment or alteration of the Restated Articles of Incorporation, as amended, to authorize or create or increase the authorized amount of, or any issuance of, any shares of, or any securities convertible into or exchangeable or exercisable for shares of, any class or series of our capital stock ranking senior to Preferred Stock with respect to either or both the payment of dividends and/or the distribution of assets on any liquidation, dissolution or winding up of Sterling;

•	Any amendment, alteration or repeal of any provision of the Restated Articles of Incorporation, as amended, for the Preferred Stock so as to adversely affect the rights, preferences, privileges or voting powers of the Preferred Stock; or

•	Any consummation of a binding share exchange or reclassification involving the Preferred Stock, or of a merger or consolidation of Sterling with another entity, unless the shares of Preferred Stock remain outstanding following any such transaction or, if Sterling is not the surviving entity, are converted into or exchanged for preference securities and such remaining outstanding shares of Preferred Stock or preference securities have rights, references, privileges and voting powers that are not materially less favorable than the rights, preferences, privileges or voting powers of the Preferred Stock, taken as a whole.
          To the extent of the voting rights of the Preferred Stock, each holder of Preferred Stock will have one vote for each $1,000 of liquidation preference to which such holder’s shares of Preferred Stock are entitled.
          The foregoing voting provisions will not apply if, at or prior to the time when the vote or consent would otherwise be required, all outstanding shares of Preferred Stock have been redeemed or called for redemption upon proper notice and sufficient funds have been set aside by us for the benefit of the holders of Preferred Stock to effect the redemption.
DESCRIPTION OF WARRANT TO PURCHASE COMMON STOCK
          The following is a brief description of the terms of the Warrant that may be transferred, sold, assigned or otherwise disposed of by the selling security holders. This summary does not purport to be complete in all respects. This description is subject to and qualified in its entirety by reference to the Warrant, and Letter Agreement, copies of which have been filed with the SEC as Exhibit 4.2 to Sterling’s current report on Form 8-K filed on December 8, 2009 and are also available upon request from us.

Shares of Common Stock Subject to the Warrant
          The Warrant is initially exercisable for 6,437,677 shares of common stock. If we receive aggregate gross cash proceeds of not less than $303 million from Qualified Equity Offerings on or prior to December 31, 2009, the number of shares of common stock issuable pursuant to selling security holder’s exercise of the warrant will be reduced by one half of the original number of shares. The number of shares subject to the Warrant are subject to further adjustment described below under the heading “Adjustments to the Warrant.”
Exercise of the Warrant
          The initial exercise price, subject to adjustment, applicable to the Warrant is $7.06 per share of common stock. The Warrant may be exercised at any time on or before 5:00 p.m., New York City time on or before December 5, 2018, by surrender of the Warrant and a completed notice of exercise attached as an annex to the Warrant and the payment of the exercise price for the number of shares of common stock for which the Warrant is being exercised.
          Upon exercise of the Warrant, certificates for the shares of common stock issuable upon exercise will be issued to the warrantholder. We will not issue fractional shares upon any exercise of the warrant. Instead, the warrantholder will be entitled to a cash payment equal to the market price of our common stock on the last day preceding the exercise of the warrant (less the pro-rated exercise price of the warrant) for any fractional shares that would have otherwise been issuable upon exercise of the warrant. We will at all times reserve the aggregate number of shares of our common stock for which the warrant may be exercised.
Rights as a Shareholder
          The warrantholder shall have no voting rights or other rights as a shareholder until (and then only to the extent) the Warrant has been exercised.
Transferability
          Subject to compliance with applicable securities laws, the selling security holder shall be permitted to transfer, sell, assign or otherwise dispose of all or a portion of the purchased Securities or Warrant shares at any time, provided that the selling security holder shall not transfer a portion or portions of the Warrant with respect to, and/or exercise the Warrant for, more than one-half of the initial Warrant shares in the aggregate until the earlier of (a) the date on which the Sterling has received aggregate gross proceeds of not less than $303 million from one or more Qualified Equity Offerings, and (b) December 31, 2009.
Adjustments to the Warrant
          Adjustments in Connection with Stock Splits, Subdivisions, Reclassifications and Combinations. The number of shares for which the Warrant may be exercised and the exercise price applicable to the Warrant will be proportionately adjusted in the event we pay dividends or make distributions of our common stock, subdivide, combine or reclassify outstanding shares of our common stock.
          Anti-dilution Adjustment. Until the earlier of December 5, 2011 and the date the initial selling securityholder no longer holds the Warrant (and other than in certain permitted transactions described below), if we issue any shares of common stock (or securities convertible or exercisable into common stock) for less than 90% of the market price of the common stock on the last trading day prior to pricing such shares, then the number of shares of common stock into which the Warrant is exercisable and the exercise price will be adjusted. Permitted transactions include issuances:
•	as consideration for or to fund the acquisition of businesses and/or related assets;

•	in connection with employee benefit plans and compensation related arrangements in the ordinary course and consistent with past practice approved by our board of directors;

•	in connection with public or broadly marketed offerings and sales of common stock or convertible securities for cash conducted by us or our affiliates pursuant to registration under the Securities Act, or Rule 144A thereunder on a basis consistent with capital-raising transactions by comparable financial institutions (but do not include other private transactions); and

•	in connection with the exercise of preemptive rights on terms existing as of December 5, 2008.
          Other Distributions. If we declare any dividends or distributions other than our historical, ordinary cash dividends, the exercise price of the warrant will be adjusted to reflect such distribution.
          Certain Repurchases. If we effect a pro rata repurchase of common stock both the number of shares issuable upon exercise of the Warrant and the exercise price will be adjusted.
          Business Combinations. In the event of a merger, consolidation or similar transaction involving Sterling and requiring shareholder approval, the warrantholder’s right to receive shares of our common stock upon exercise of the warrant shall be converted into the right to exercise the Warrant for the consideration that would have been payable to the warrantholder with respect to the shares of common stock for which the Warrant may be exercised, as if the Warrant had been exercised prior to such merger, consolidation or similar transaction.
DESCRIPTION OF COMMON STOCK
          We have 100,000,000 shares of authorized common stock, $1.00 par value per share, of which 52,400,515 shares were outstanding as of May 1, 2009. The following is a brief description of the material provisions of our common stock. This description is not complete, and is qualified in its entirety by reference to the provisions of our Restated Articles of Incorporation, as amended, our amended and restated By-laws, and the Washington Business Corporation Act. Our Restated Articles of Incorporation and our By-laws are, and any amendments to them will be, incorporated by reference into this registration statement.
     Amendment of the Bylaws. Sterling’s bylaws may be amended by a majority vote of the full board of directors or by a majority vote of the shares entitled to vote and represented at a meeting where a quorum is present.
     Dividend Rights. Holders of our common stock are entitled to receive dividends if, as and when declared by our board of directors out of any funds legally available for dividends. We expect to pay dividends on our common stock only if we have paid or provided for all dividends on our outstanding series of preferred stock, for the then current period and, in the case of any Series A Preferred Stock, all prior periods.
     Liquidation and Dissolution. In the event of the liquidation, dissolution and winding up of the Company, the holders of our common stock are entitled, upon our liquidation, and after claims of creditors and the preferences of any class or series of preferred stock outstanding at the time of liquidation, to receive a pro rata share of our net assets.
     Restrictions on Ownership. The Bank Holding Company Act requires any “bank holding company,” as defined in the Bank Holding Company Act, to obtain the approval of the Federal Reserve Board prior to the acquisition of 5% or more of our common stock. Any person, other than a bank holding company, is required to obtain prior approval of the FDIC to acquire 10% or more of our common stock under the Change in Bank Control Act. Any holder of 25% or more of our common stock, or a holder of 5% or more if such holder otherwise exercises a “controlling influence” over us, is subject to regulation as a bank holding company under the Bank Holding Company Act.
     Shareholder Approval of a Merger, Share Exchange, Sale of Assets, or Dissolution. A merger or share exchange, sale of all or substantially all of the corporation’s assets not in the regular course of business, or dissolution must be approved by two-thirds of the shareholder votes entitled to be cast thereon.
     Special Meetings of Shareholders. Special meetings of the shareholders may be called by the board of directors, the chairman of the board, or one or more shareholders holding shares in the aggregate entitled to cast not less than 10% of the votes at that special meeting, but not the president. Sterling’s articles requires that notice of a special shareholders’ meeting generally be given not less than 10 nor more than 60 days before the date of the meeting. In certain circumstances, such as a special meeting to act on a plan of merger or to amend the articles, notice must be given not less than 20 nor more than 60 days before the date of the meeting.
     Voting Rights. Holders of our common stock are entitled to one vote for each share that they hold and are vested with all of the voting power except as our board of directors has provided, or may provide in the future, with respect to preferred stock or any other class or series of preferred stock that the board of directors may hereafter authorize.
     Other Rights. Shares of our common stock are not redeemable, and have no subscription, conversion or preemptive rights.
     Other Matters. The transfer agent and registrar for our common stock is American Stock Transfer and Trust Company. Our common stock is quoted on the Nasdaq Global Select Market. Outstanding shares of our common stock are validly issued, fully paid and non-assessable. Holders of our common stock are not, and will not be, subject to any liability as shareholders.

INTERESTS OF NAMED EXPERTS AND COUNSEL
          The validity of the shares of Preferred Stock and Warrant being offered by this prospectus will be passed upon for us by the law firm of Witherspoon, Kelley, Davenport & Toole, P.S.
          Ned M. Barnes, a director of Sterling’s subsidiary, Sterling Savings Bank, and Andrew J. Schultheis, Sterling’s Secretary, are principals of Witherspoon, Kelley, Davenport & Toole, P.S. In addition, as of April 15, 2009, principals of Witherspoon, Kelley, Davenport & Toole, P.S. beneficially owned an aggregate of approximately 165,434 shares of Sterling common stock. Any underwriters will also be advised about the validity of the Securities and other legal matters by their own counsel, which would be named in a prospectus supplement.
EXPERTS
           The financial statements and management’s report on the effectiveness of internal control over financial reporting incorporated by reference in this Prospectus have been audited by BDO Seidman, LLP, an independent registered public accounting firm, to the extent and for the periods set forth in their reports incorporated herein by reference, and are incorporated herein in reliance upon such reports given upon the authority of said firm as experts in auditing and accounting.
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE
          We are incorporating by reference certain documents we file with the Securities and Exchange Commission, which means that we can disclose important information to you by referring you to those documents. Any information that we reference this way is considered part of this prospectus.
          We incorporate by reference into this prospectus the documents listed below and any future filings we make with the SEC under sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus. These additional documents include periodic reports, such as annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K (other than information furnished under Items 2.02 and 7.01, which is deemed not to be incorporated by reference in this prospectus). You should review these filings as they may disclose a change in our business, prospects, financial condition or other affairs after the date of this prospectus.
          This prospectus incorporates by reference the documents listed below that we have filed with the SEC but have not been included or delivered with this document:
•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2008, filed with the Securities and Exchange Commission on March 6, 2009;

•	Our Current Report on Form 8-K filed with the Securities and Exchange Commission on January 8, 2009; and

•	The description of our common stock contained in our registration statement on Form S-3 filed on December 20, 2005 (Registration No. 333-130512), including any amendments or reports filed for the purpose of updating such descriptions.
          Notwithstanding the foregoing, we are not incorporating any document or information deemed to have been furnished and not filed in accordance with SEC rules.
          Information contained in this prospectus supersedes information incorporated by reference that we have filed with the SEC prior to the date of this prospectus, while information that we file with the SEC after the date of this prospectus that is incorporated by reference will automatically update and supersede this information.
          Our filings are available on our website, www.sterlingfinancialcorporation-spokane.com. Information contained in or linked to our website is not a part of this prospectus. You may also request a copy of these filings, at no cost, by writing or telephoning us at:
Sterling Financial Corporation
111 North Wall Street
Spokane, Washington 99201
(509) 227-5389
WHERE YOU CAN FIND MORE INFORMATION
          We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission, or the SEC. You may read and copy materials that we have filed with the SEC at the SEC’s public reference room located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings also are available to the public on the SEC’s website at www.sec.gov, which contains reports, proxies and information statements and other information regarding issuers that file electronically. In addition, our filings are available on our website at www.sterlingfinancialcorporation-spokane.com.

PART II
INFORMATION NOT REQUIRED IN THE PROSPECTUS
Item 14. Other Expenses Of Issuance And Distribution
          The following table sets forth the estimated expenses in connection with the issuance and distribution of the securities covered by the registration statement of which this prospectus is a part. We will bear all of these expenses.

Registration fee under the Securities Act	$13,693
Legal fees and expenses	$50,000	*
Accounting fees and expenses	$25,000	*
Printing expenses	$10,000	*
Other miscellaneous fees and expenses	$5,000	*

Total	$103,693

*	Estimated solely for the purpose of this Item. Actual expenses may be more or less.
Item 15. Indemnification Of Officers And Directors
          Section 23B.08.570 of the Washington Business Corporation Act authorizes a court to award, or a corporation’s board of directors to grant indemnity to directors, officers, employees and other agents of the corporation (“Agents”) in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended.
          Our Board of Directors has resolved to indemnify the officers and directors of the registrant to the full extent permitted by Section 23B.08.570 of the Washington Business Corporation Act, and Article XI of our Amended and Restated Articles of Incorporation and Article X of our Amended and Restated Bylaws authorize the registrant to provide for indemnification of officers and directors to the same extent. This indemnification limits the personal monetary liability of directors in performing their duties on behalf of the registrant, to the extent permitted by the Washington Business Corporation Act, and permits the registrant to indemnify its directors and officers against certain liabilities and expenses, to the extent permitted by the Washington Business Corporation Act. In addition, the registrant maintains a directors and officers liability insurance policy that insures its directors and officers against certain liabilities, including certain liabilities under the Securities Act of 1933.
          Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.
Item 16. Exhibits

Exhibit No.	Description

4.1	Restated Articles of Incorporation of Sterling. Filed herewith.

4.2	Amended and Restated Bylaws of Sterling.*

Exhibit No.	Description

4.3	Letter Agreement, dated December 5, 2008, between Sterling and United States Department of the Treasury. Filed as Exhibit 10.1 to Sterling’s current report on Form 8-K filed on December 8, 2008, and incorporated by reference herein.

4.4	Warrant for Purchase of Shares of Common Stock. Filed as Exhibit 4.2 to Sterling’s current report on Form 8-K filed on December 8, 2008, and incorporated by reference herein.

4.5	Form of Certificate for Preferred Stock.*

5.1	Opinion of Witherspoon, Kelley, Davenport & Toole, P.S.*

12.1	Statement of Ratio of Earnings to Fixed Charges and Preferred Dividends. Filed herewith.

23.1	Consent of Witherspoon, Kelley, Davenport & Toole, P.S., included in Exhibit 5.1 as previously filed.

23.2	Consent of BDO Seidman, LLP. Filed herewith.

24.1	Powers of Attorney.*

* Previously filed with the initial filing of this Registration Statement on January 6, 2009.
Item 17. Undertakings
          A. The undersigned registrant hereby undertakes:
     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
     (ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of the prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;
     (iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;
Provided however, that:
     (A) Paragraphs (A)(1)(i) and (A)(1)(ii) of this section do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement; and
     (B) Paragraphs (A)(1)(i), (A)(1)(ii) and (A)(1)(iii) of this section do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.
     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendments shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     (4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:
          (i) If the registrant is relying on Rule 430(B):
               (A) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and
               (B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on rule 430B relating to an offering made pursuant to rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or
          (ii) If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

     (5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:
     The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
     (i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
     (ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
     (iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and
     (iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
     B. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each, filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     C. The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Exchange Act; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.
     D. The undersigned registrant hereby undertakes that:
     (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance on Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.
     (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES
          Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to Registration Statement No. 333-156568 to be signed on its behalf by the undersigned, thereunto duly authorized in the city of Spokane, state of Washington, on the 8th day of May 2009.

STERLING FINANCIAL CORPORATION (Registrant)

By:	/s/ Daniel G. Byrne
Daniel G. Byrne
Executive Vice President, Assistant Secretary and Principal Financial Officer

          Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Harold B. Gilkey* Harold B. Gilkey	Chairman of the Board, President and Chief Executive Officer	May 8, 2009

/s/ Daniel G. Byrne Daniel G. Byrne	Executive Vice President, Assistant Secretary, and Principal Financial Officer	May 8, 2009

/s/ Robert G. Butterfield* Robert G. Butterfield	Senior Vice President, Controller and Principal Accounting Officer	May 8, 2009

/s/ Katherine K. Anderson* Katherine K. Anderson	Director	May 8, 2009

/s/ Ellen R.M. Boyer* Ellen R.M. Boyer	Director	May 8, 2009

/s/ William L. Eisenhart* William L. Eisenhart	Director	May 8, 2009

/s/ James P. Fugate* James P. Fugate	Director	May 8, 2009

Signature	Title	Date

/s/ James B. Keegan*	Director	May 8, 2009
James B. Keegan

/s/ Robert D. Larrabee* Robert D. Larrabee	Director	May 8, 2009

/s/ Michael F. Reuling* Michael F. Reuling	Director	May 8, 2009

/s/ William W. Zuppe* William W. Zuppe	Director	May 8, 2009

* By: /s/ Daniel G. Byrne Daniel G. Byrne Attorney-in-fact

EXHIBIT INDEX

Exhibit No.	Description

4.1	Restated Articles of Incorporation of Sterling. Filed herewith.

4.2	Amended and Restated Bylaws of Sterling.*

4.3	Letter Agreement, dated December 5, 2008, between Sterling and United States Department of the Treasury. Filed as Exhibit 10.1 to Sterling’s current report on Form 8-K filed on December 8, 2008, and incorporated by reference herein.

4.4	Warrant for Purchase of Shares of Common Stock. Filed as Exhibit 4.2 to Sterling’s current report on Form 8-K filed on December 8, 2008, and incorporated by reference herein.

4.5	Form of Certificate for Preferred Stock.*

5.1	Opinion of Witherspoon, Kelley, Davenport & Toole, P.S.*

12.1	Statement of Ratio of Earnings to Fixed Charges and Preferred Dividends. Filed herewith.

23.1	Consent of Witherspoon, Kelley, Davenport & Toole, P.S., included in Exhibit 5.1 as previously filed.

23.2	Consent of BDO Seidman, LLP. Filed herewith.

24.1	Powers of Attorney.*

* Previously filed with the initial filing of this Registration Statement on January 6, 2009.